FREEPORT-McMoRan COPPER & GOLD INC.
DIRECTOR COMPENSATION

Cash Compensation

Each non-employee director and advisory director of Freeport-McMoRan Copper & Gold Inc. receives an annual fee of $40,000 for serving on the Board. Committee chairs receive an additional annual fee as follows: Audit Committee, $15,000; Corporate Personnel Committee and Public Policy Committee, $10,000; and Nominating and Corporate Governance Committee, $5,000.

Each non-employee director and each advisory director receives a fee of $1,500 for attending each board and committee meeting (for which he or she is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Each employee director receives a fee of $1,500 for attending each board meeting.

2004 Director Compensation Plan

The 2004 Director Compensation Plan, which was approved by the stockholders at the 2004 annual meeting, is an equity compensation plan for non-employee directors and advisory directors. Pursuant to the plan, on June 1st of each year, each non-employee director and advisory director receives a grant of options to acquire 10,000 shares of our common stock and 2,000 restricted stock units. The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. The restricted stock units also vest ratably over the first four anniversaries of the grant date.

In addition, the plan provides that participants may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on such date. The plan further provides that participants may elect to defer all or a portion of their annual fee and meeting fees, and that such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JP Morgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant.

Matching Gifts Program

The Freeport-McMoRan Foundation (the Foundation) administers a matching gifts program that is available to our directors, officers, employees, full-time consultants and retirees. Under the program, the Foundation will match a participant’s gifts to eligible institutions, including educational institutions, educational associations, educational funds, cultural institutions, social service community organizations, hospital organizations and environmental organizations. The Foundation provides the gifts directly to the institution. The Foundation double matches gifts by a director not in excess of $1,000. The annual amount of our matching gifts for any director may not exceed $40,000.

Retirement Plan for Non-Employee Directors

We have a retirement plan for the benefit of our non-employee directors who reach age 65. Under the retirement plan, an eligible director will be entitled to an annual benefit equal to a percentage of the standard portion of our annual directors’ fee at the time of his or her retirement. The percentage, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-employee director for us or our predecessors. The benefit is payable from the date of retirement until the retiree’s death. Each eligible director who was also a director of Freeport-McMoRan Inc., our former parent, and who did not retire from that board of directors, will receive upon retirement from our board an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree’s death.